Exhibit 99.1

SYSCO

SYSCO Corporation	NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
CONTACT: Kirk G. Drummond
Sr. Vice President, Finance
and Treasurer
(281) 584-1328
SYSCO REPORTS THIRD QUARTER FISCAL 2007 EPS INCREASE OF 16.7%
Net Earnings Increased 15.2%
HOUSTON, April 30, 2007 — SYSCO Corporation (NYSE: SYY) today announced financial results for its 13-week third quarter and 39 weeks of fiscal 2007 ended March 31, 2007.
Third Quarter Fiscal 2007 Highlights
•	Sales increased 5.3% to $8.57 billion from $8.14 billion in last year’s third quarter.

•	The impact of EITF 04-13 (Accounting for Purchases and Sales of Inventory with the Same Counterparty) reduced sales growth for the third quarter fiscal 2007 by 0.9%, or $76.7 million.

•	Net earnings were $217.2 million compared to $188.5 million in last year’s third quarter, an increase of 15.2%.

•	Diluted earnings per share (EPS) increased 16.7% to $0.35 compared to $0.30 in the third quarter of fiscal 2006.
Year-To-Date Fiscal 2007 Highlights
•	Sales increased 7.0% to $25.81 billion from $24.12 billion in the same period last year.

•	The impact of EITF 04-13 reduced sales growth for the first 39 weeks of fiscal 2007 by 1.1%, or $253.7 million.

•	Net earnings were $642.9 million compared to $601.2 million in last year’s first 39 weeks of the fiscal year, an increase of 6.9%.

•	Diluted EPS increased 8.4% to $1.03 compared to $0.95 in the same period last year.

•	Net earnings and EPS were impacted by a $39.7 million expense due to the cumulative effect of accounting change recorded in the first quarter of fiscal 2007 related to the accounting for corporate owned life insurance policies (FASB Staff Position No. FTB 85-4-1, “Accounting for Life Settlement Contracts by Third Party Investors”). In addition, net earnings for last year’s first fiscal quarter included a gain of $9.3 million, which resulted from the cumulative effect of accounting change related to a change in the measurement date for SYSCO’s pension and other post retirement benefit plans.
     “SYSCO continues to have strong sales growth, outpacing the market and our competition. Sales combined with solid margins and expense control helped us to successfully leverage our growth, resulting in a very good quarter,” said Richard J. Schnieders, SYSCO’s chairman, chief executive officer and president. “As the leader of the foodservice industry, our goal is to accelerate our growth, and we believe our long-term strategic business initiatives are paving the way to achieve this goal.”
Sales
     Net sales growth for the third quarter of fiscal 2007 was 5.3% compared to the third quarter of fiscal 2006. The impact of EITF 04-13 reduced third quarter 2007 sales growth by 0.9%, or $76.7 million. Sales from acquisitions (less than 12 months) contributed 0.5% to the third quarter’s sales growth. Food cost inflation, as measured by the change in SYSCO’s cost of goods, was 2.9%.
     During the third quarter, approximately 12,000 business reviews were performed at SYSCO’s U.S. broadline operations, and approximately 32,000 business reviews were completed in the first 39 weeks of fiscal 2007. Sales to customers that participated in the business review process continued to be solid and are in line with results from previous quarters.

     An additional 184 customer contact personnel were added during the third quarter. A total of 480 customer contact personnel have been added since the third quarter of 2006, a 4.6% increase.
Gross Profit Margins
     During the third quarter, gross profit margins increased to 19.06% from 18.87% in last year’s third quarter, including a 17 basis point improvement due to the impact of EITF 04-13. This improvement is due to solid performance across the different segments.
Expenses
     Operating expenses as a percent of sales were 14.62% during the third quarter, a 4 basis point decrease from the same quarter last year despite the impact of EITF 04-13, which increased third quarter 2007 expenses as a percent to sales by 13 basis points.
     The decrease is primarily due to strong operating expense leverage. Decreases in pension and stock compensation expenses were largely offset by higher corporate expenses, including incentive accruals and expenses related to strategic business initiatives and the gains recorded in the prior year due to company-owned life insurance.
Capital Spending
     Capital expenditures during the third quarter were $142.7 million. Through the first 39 weeks of fiscal 2007, capital expenditures were $457.2 million. For the full fiscal year 2007, the company continues to project that capital expenditures will be in the range of $575 million to $625 million.
     The primary areas for investments during the third quarter included facility replacements, expansions, construction of fold-out operations, additions to SYSCO’s fleet and the new redistribution center (RDC) in Alachua, FL.
Other Recent Developments
     During the third quarter, SYSCO purchased land for its third RDC in Hamlet, IN. The second RDC in Alachua, FL, is currently under construction and continues to be on schedule.
     SYSCO has initiated construction on two fold-out operations, Sysco Food Services of Knoxville, LLC located in Knoxville, TN and Sysco Food Services of East Texas, LLC located in Longview, TX. The Knoxville operation is expected to be completed during the first quarter of calendar 2008; the East Texas operation during the second quarter of calendar 2008.
Conference Call & Webcast
     SYSCO’s third quarter fiscal 2007 earnings conference call will be held on Monday, April 30, 2007 at 10:00 a.m. EDT. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the calendar year 2006, the company generated $33.9 billion in sales. For more information about SYSCO visit www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding sales growth; the impact of strategic business initiatives; anticipated completion dates for new facilities; the ability to leverage operating expenses; and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2006 as filed with the Securities and Exchange Commission.
- more -

SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	March 31, 2007	April 1, 2006
Sales	$8,572,961	$8,137,816
Costs and expenses Cost of sales	6,938,867	6,602,102
Operating expenses	1,253,709	1,193,270
Interest expense	25,700	29,441
Other, net	(2,536)	(819)

Total costs and expenses	8,215,740	7,823,994

Earnings before income taxes	357,221	313,822
Income taxes (39.19% in ‘07; 39.92% in ‘06)	139,980	125,283

Net earnings	$217,241	$188,539

Net earnings:
Basic earnings per share	$0.35	$0.30

Diluted earnings per share	$0.35	$0.30

Average shares outstanding	617,678,739	618,973,143

Diluted average shares outstanding	626,507,744	625,101,592

Comparative segment sales data.
(Unaudited)	For the 13-Weeks Ended
($000)	March 31, 2007	April 1, 2006
Sales:
Broadline	$6,716,512	$6,386,905
SYGMA	1,082,534	1,035,287
Other	887,156	815,812
Intersegment	(113,241)	(100,188)

Total	$8,572,961	$8,137,816

- more -

SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 39-Weeks Ended
	March 31, 2007	April 1, 2006
Sales
	$25,813,781	$24,119,361
Costs and expenses Cost of sales	20,856,982	19,517,648
Operating expenses	3,772,805	3,541,395
Interest expense	79,472	80,914
Other, net	(14,949)	(6,154)

Total costs and expenses	24,694,310	23,133,803

Earnings before income taxes	1,119,471	985,558
Income taxes (39.02% in ‘07; 39.94% in ‘06)	436,791	393,627

Earnings before cumulative effect of accounting change	682,680	591,931
Cumulative effect of accounting change	(39,735)	9,285

Net earnings	$642,945	$601,216

Earnings before cumulative effect of accounting change:
Basic earnings per share	$1.10	$0.95

Diluted earnings per share	$1.09	$0.94

Net earnings:
Basic earnings per share	$1.04	$0.97

Diluted earnings per share	$1.03	$0.95

Average shares outstanding	618,988,223	621,995,157

Diluted average shares outstanding	626,507,744	629,661,119

Comparative segment sales data.
(Unaudited)	For the 39-Weeks Ended
($000)	March 31, 2007	April 1, 2006
Sales:
Broadline	$20,270,627	$19,098,232
SYGMA	3,240,706	3,062,546
Other	2,648,772	2,246,939
Intersegment	(346,324)	(288,356)

Total	$25,813,781	$24,119,361

- more -

SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2007	April 1, 2006
ASSETS
Current assets Cash	$180,943	$205,605
Receivables	2,634,273	2,467,308
Inventories	1,693,084	1,601,250
Prepaid expenses	66,939	72,049

Total current assets	4,575,239	4,346,212

Plant and equipment at cost, less depreciation	2,649,708	2,399,345

Other assets Goodwill	1,329,745	1,292,527
Intangibles	89,977	97,733
Restricted cash	101,105	103,301
Prepaid pension cost	423,607	408,183
Other	203,200	236,787

Total other assets	2,147,634	2,138,531

Total assets	$9,372,581	$8,884,088

LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities Notes payable	$10,500	$12,000
Accounts payable	1,982,126	1,839,477
Accrued expenses	810,216	736,798
Accrued income taxes	119,919	47,647
Deferred taxes	357,629	346,980
Current maturities of long - term debt	104,882	208,570

Total current liabilities	3,385,272	3,191,472

Other liabilities Long - term debt	1,633,091	1,787,155
Deferred taxes	688,239	692,176
Other long - term liabilities	385,198	413,455

Total other liabilities	2,706,528	2,892,786

Contingencies

Shareholders’ equity Preferred stock	—	—
Common stock, par $l per share	765,175	765,175
Paid - in capital	618,087	498,322
Retained earnings	5,302,305	4,849,518
Other comprehensive income	67,441	19,870
Treasury stock	(3,472,227)	(3,333,055)

Total shareholders’ equity	3,280,781	2,799,830

Total liabilities and shareholders’ equity	$9,372,581	$8,884,088

- more -

SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 39-Weeks Ended
	March 31, 2007	April 1, 2006
Cash flows from operating activities:
Net earnings	$642,945	$601,216
Adjustments to reconcile net earnings to cash provided by operating activities:
Cumulative effect of accounting change	39,735	(9,285)
Share-based compensation expense	69,510	101,944
Depreciation and amortization	270,236	251,955
Deferred tax provision	405,228	365,548
Provision for losses on receivables	23,251	22,508
(Gain) loss on sale of assets	(5,791)	908
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(170,145)	(158,778)
(Increase) in inventories	(86,722)	(118,535)
(Increase) in prepaid expenses	(7,933)	(11,333)
Increase in accounts payable	101,707	11,452
Increase in accrued expenses	54,167	15,387
(Decrease) in accrued income taxes	(352,399)	(449,976)
(Increase) in other assets	(11,971)	(18,040)
(Decrease) increase in other long-term liabilities and prepaid pension cost, net	(12,621)	39,724
Excess tax benefits from share-based compensation arrangements	(7,032)	(5,484)

Net cash provided by operating activities	952,165	639,211

Cash flows from investing activities:
Additions to plant and equipment	(457,174)	(363,909)
Proceeds from sales of plant and equipment	14,119	13,493
Acquisition of businesses, net of cash acquired	(48,534)	(109,423)
Increase in restricted cash balances	(1,331)	(1,570)

Net cash used for investing activities	(492,920)	(461,409)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	(10,235)	282,460
Other debt borrowings	4,480	500,436

Other debt repayments	(7,418)	(209,625)

Debt issuance costs	(7)	(3,998)
Cash paid for termination of interest rate swap	—	(21,196)
Common stock reissued from treasury	184,950	104,782
Treasury stock purchases	(329,342)	(527,616)
Dividends paid	(328,029)	(293,535)
Excess tax benefits from share-based compensation arrangements	7,032	5,484

Net cash used for financing activities	(478,569)	(162,808)

Effect of exchange rate changes on cash	(1,630)	(1,067)

Net (decrease) increase in cash	(20,954)	13,927
Cash at beginning of period	201,897	191,678

Cash at end of period	$180,943	$205,605

	For the 39-Weeks Ended
	March 31, 2007	April 1, 2006
Cash paid during the period for:
Interest	$86,733	$80,064
Income taxes	383,076	472,063
- more -

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	March 31, 2007	April 1, 2006
SYSCO Brand Sales as a % of MA-Served Sales	52.16%	54.85%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	44.99%	47.35%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	50.65%	50.56%

	For the 39-Weeks Ended
	March 31, 2007	April 1, 2006
SYSCO Brand Sales as a % of MA-Served Sales	52.87%	55.90%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	45.80%	48.35%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	51.80%	51.42%
# # #